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EXHIBIT 4.3

HAWKINS, INC.

EMPLOYEE STOCK PURCHASE PLAN

As Amended and Restated Effective May 1, 2002

        The following constitute the provisions of the Employee Stock Purchase Plan of Hawkins, Inc., a Minnesota corporation.

        1.    Purpose.    The purpose of the Plan is to provide Employees of the Company and Participating Subsidiaries and Eligible Directors of the Company an opportunity to purchase common stock of the Company. In addition, the Company and any Participating Subsidiary may provide a matching contribution as an incentive for such individuals to purchase common stock of the Company.

        2.    Definitions.    Unless the context requires otherwise, when capitalized the terms listed below shall have the following meanings when used in this Section or other parts of the Plan:

  (a)
  "Account" means the bookkeeping account, maintained in accordance with the Plan and Depository Agreement, which records the amount withheld from each Participant through payroll deductions or otherwise from time to time and which reflects the number of Participant's Shares held under the Plan.

  (b)
  "Board" means the board of directors of the Company.

  (c)
  "Company" means Hawkins, Inc., a Minnesota corporation.

  (d)
  "Compensation" means cash wages paid by the Employer subject to income tax withholding in the case of an Employee, and cash annual retainer or meeting fees paid by the Company in the case of an Eligible Director.

  (e)
  "Participating Subsidiary" means a Subsidiary which the Company elects from time to time, by resolution duly adopted by its Board of Directors, to participate in this Plan.

  (f)
  "Eligible Director" means (i) a member of the Board who is not an Employee or (ii) a former member of the Board who is not an Employee and who is paid annual or meeting fees as an advisor to the Board.

  (g)
  "Eligible Employee" means an Employee who has attained age 18 and who has completed ninety (90) days of employment.

  (h)
  "Employee" means an individual treated by the Employer as a common law employee of the Company or a Participating Subsidiary.

  (i)
  "Employer" means the Company or a Participating Subsidiary.

  (j)
  "Hardship Withdrawal" means a withdrawal or sale of Shares allocated to a Participant's account by a Participant where:

  (i)
  the withdrawal or sale is requested on account of, and does not exceed the amount necessary to satisfy, a hardship of the individual concerned;

  (ii)
  the nature of the hardship is described in safe harbor provisions specified in Treasury Regulations under Section 401(k)(2)(B)(I)(IV)(currently, Reg. §1.401(k)-1(d)(2)(iv)(A) and (C)), as amended; and

  (iii)
  the individual concerned, prior to making such withdrawal or sale, has established in writing to the satisfaction of the Plan administrator the nature of the hardship, and the amount necessary to satisfy the hardship.

  (k)
  "Participant" means an Eligible Employee or Eligible Director who has elected to participate in the Plan in the manner set forth in Section 3.

  (l)
  "Plan" means the Hawkins, Inc. Employee Stock Purchase Plan as described herein and as it may be amended in the future.

  (m)
  "Prospectus" means the prospectus, as in effect from or after May 1, 2002, delivered to eligible Participants with respect to the purchase of shares of Common Stock under the Plan.

  (n)
  "Purchase Period" means each calendar month starting on the first business day and ending on the last business day of such calendar month.

  (o)
  "Shares" means the common stock, par value $.05 per share (or as such par value may be adjusted from time to time), of the Company.

  (p)
  "Subsidiary" means a corporation or other business entity in which the Company owns, directly or indirectly through other such business entities, at least eighty percent (80%) of the voting shares or similar equity interests.

  (q)
  "Year" means the calendar year, except that the period from May 1, 2002 through December 31, 2002 shall be treated as a Year.

        3.    Electing to Participate.    Participation in the Plan is entirely voluntary on the part of Eligible Employees and Eligible Directors. Each Eligible Employee and Eligible Director should understand that there are risks involving stock ownership and the Company is making no recommendations to them regarding the purchase of Shares. To be eligible to participate in the Plan for a given Purchase Period, an individual must be an Eligible Employee or an Eligible Director as of the first day of the Purchase Period.

          (a)    Eligible Employees.    An Eligible Employee may become a Participant in the Plan by delivering to the Employer at least five business days prior to the first day of a Purchase Period (i) a completed authorization form as prescribed from time to time by the Employer for payroll deductions from Compensation for each paycheck issued during the Purchase Period, and (ii) the necessary completed forms authorizing the Depository Agent to establish an Account for and to purchase Shares on behalf of the Eligible Employee. An Eligible Employee who delivers the authorization forms within the last five business days of a Purchase Period shall be deemed to have elected to participate in the Plan commencing on the first day of the second following Purchase Period. (For example, if forms are delivered on June 29 of a year, the participation will commence on August 1 of that year).

          (b)    Eligible Directors.    An Eligible Director may become a Participant in the Plan at any time by delivering to the Company at least five business days prior to the first day of a Purchase Period (i) a completed form of authorization as prescribed from time to time by the Company for withholding from Compensation, and (ii) the necessary completed forms authorizing the Depository Agent to establish an Account for and to purchase Shares on behalf of the Eligible Director. An Eligible Director who delivers the authorization forms within the last five business days of a Purchase Period shall be deemed to have elected to participate in the Plan commencing on the first day of the second following Purchase Period. (For example, if forms are delivered on June 29 of a year, the participation will commence on August 1 of that year).

        4.    Participant Contributions.    (a) Eligible Employees. The monthly payroll withholding deduction shall be as determined by the Eligible Employee, but must be in whole dollars and cannot be less than ten dollars ($10), nor more than the lesser of the scheduled Compensation payment (without regard to such withholding) and five hundred dollars ($500) per month.

          (b)    Eligible Directors.    The monthly withholding deduction, which shall be made from scheduled Compensation payments, shall be as determined by the Eligible Director but must be in whole dollars and cannot be less than ten dollars ($10), nor more than the lesser of the scheduled Compensation payment (without regard to such withholding) and five hundred dollars ($500) per month.

        5.    Matching Bonus.    (a) General. Except as provided below, each Purchase Period, and at the same time as Compensation withholding deductions are paid to the Depository Agent, the Employer shall pay to the Depository Agent, for the Account of each eligible Participant, a matching bonus equal to seventy-five percent (75%) of the amount contributed by such Participant for that Purchase Period. For each Participant who is an Eligible Employee, to the extent possible the appropriate tax withholding related to the payment of such bonus amount shall be made by the Employer from the other wages paid to such Participant in such pay period.

          (b)    Discontinuation of Match.    If during a Year, a Participant makes any withdrawal or sale of Shares purchased during that year (other than Hardship Withdrawals), the Employer shall pay no further matching bonuses on behalf of such Participant for the period commencing as of the date of the sale or withdrawal, and ending on the last day of next following Year. For purposes of this Section 5(b), sales or withdrawals will be deemed to be made first from a Participant's Shares, if any, purchased in prior Years and next from Shares purchased during the current Year.

        6.    Discontinuation of or Changes in Contributions.    (a) General. No more than once each calendar quarter, an Eligible Employee or Eligible Director may in writing discontinue any withholding deductions or, through completion of new authorization forms, change such withholding deductions, subject to the applicable minimum and maximums described in Section 4. A Participant may also completely withdraw from participation in the Plan as provided in Section 7 herein.

          (b)    Automatic Cessation of Contributions upon Termination of Status.    Withholdings from Compensation shall automatically cease once an individual ceases to be an Eligible Employee or ceases to be an Eligible Director; provided, however, that upon a change in status (e.g., retirement as an Employee but becoming or continuing as a member of the Board) the individual may elect to continue to participate in the Plan pursuant to Section 3.

        The cessation of or change in withholdings from Compensation pursuant to this Section 6 shall be implemented as soon as reasonably possible after the relevant event and in no event later than the first day of the Purchase Period immediately following the calendar month in which such event occurred.

        7.    Changes in Participation.    A Participant may withdraw from participation in the Plan at any time by giving written notice to the Company. Upon such withdrawal, any amounts theretofore withheld from Compensation by the Employer and not delivered to the Depository Agent or used to purchase Shares, shall be paid over to the Participant. At the request of the withdrawing Participant, the Depository Agent will deliver to the Participant certificates for whole Shares held for the Participant's account, with the value of any fractional Shares paid in cash to the Participant. A withdrawal shall prohibit re-entry into the Plan until the entry date set from time to time by the Board of Directors; provided, however, that such entry date shall be more than one year from the date of withdrawal.

        A participating Eligible Employee's termination of employment with the Employer or a participating Eligible Director's withdrawal from the Board of Directors shall terminate participation in the Plan; provided, however, that upon a change in status in which the individual remains eligible under a different category (e.g., retirement as an Employee but becoming or continuing as a member of the Board) the individual may elect to continue to participate in the Plan pursuant to Section 3. Upon any such termination of participation in the Plan, the Depository Agent will deliver certificates and make remittances to the Participant as though he or she had withdrawn from the Plan.

        8.    Interest.    No interest shall accrue on the amounts withheld for contribution to the Plan or amounts contributed to the Plan by or on behalf of a Participant.

        9.    Depository Agent.    (a) General. Amounts withheld from Employees and Eligible Directors shall be paid over by the Employer once each Purchase Period to the Depository Agent. The Account terms and conditions established by the Depository Agent from time to time shall govern all relevant transactions until the Participant terminates participation. The Depository Agent shall maintain an Account for each Participant.

          (b)    Plan Shares/Withdrawal of Plan Shares.    Unless otherwise requested in writing by the Participant, the Depository Agent shall hold all Shares allocable to the Participant's Account in the name of the Depository Agent as nominee. Upon a written request of withdrawal (made by filing the appropriate form with the Company), shares certificates for the number of whole Shares purchased on behalf of a Participant will be delivered to the Participant, registered in the form directed by the Participant. No fractional shares will be issued. Instead, upon termination of participation from the Plan, Participants will receive a cash distribution representing any fractional shares.

          (c)    Purchase of Shares.    The Depository Agent shall purchase Shares at the lowest prices obtainable at the time of receipt of funds from the Employer. The Depository Agent will allocate Shares to a Participant's Account by dividing the sum of a Participant's contribution and related matching bonus by the average price of the Shares acquired with respect to funds received for the Purchase Period. Fractional Shares allocated to Accounts shall be computed to three decimal places. Such matters as confirmation of purchases and monthly account statements shall be the responsibility of the Depository Agent.

        10.    Vesting.    All Shares and other amounts allocable to an Account shall be fully vested at all times.

        11.    Participant Deposit of Shares to Plan.    (a) Deposit of Shares Discontinued. Effective May 1, 2002, Participants will no longer be allowed to deposit Shares held outside the Plan with the Depository Agent for allocation to such Participants' Accounts.

          (b)    Sale of Shares Allocated to Accounts to Plan.    A Participant who is otherwise actively participating in the Plan may advise the Company in writing that some or all Shares allocated to such individual's Account are available for purchase by the Depository Agent in connection with the operation of the Plan. The Depository Agent shall not purchase more than fifty percent (50%) of the Shares to be purchased for the Plan each Purchase Period from such Participants. The aggregate number of Shares so purchased from such Participants during the Purchase Period shall be divided equally among those Participants desiring to sell Shares pursuant to this paragraph and not pro rata according to the number of Shares offered for purchase. The amount paid for Shares purchased in this manner by the Depository Agent shall be the average price of shares purchased by the Depository Agent in market transactions during such Purchase Period.

        12.    Commissions/Administrative Fee.    Except as provided below, the Company shall pay commissions on purchases made and such other charges for services (excluding commissions on sales) by the Depository Agent as may be agreed upon by the Company and the Depository Agent and the Participant shall not be required to pay any commission or charge. The Company will charge the Participant with an administrative fee of $100.00 for each sale or withdrawal transaction requested by a Participant in Plan Shares. Each Participant agrees that such Administrative fee may be netted against and withheld from Compensation otherwise due the Participant or may be charged against deposits made on behalf of the Participant under the Plan.

        13.    Dividends.    Shares received as a dividend or in a stock split with respect to Shares allocated to an Account shall be credited to that Account. Except as otherwise determined by the Board or as may be necessary to comply with applicable law, if rights to purchase additional Shares are issued at any time such rights shall be sold by the Depository Agent. All cash dividends, and proceeds from the sale of such rights with respect to Shares allocable to an Account, shall be applied by the Depository Agent to purchase additional Shares for that Account.

        14.    Notices to Participants.    The Depository Agent shall deliver to each Participant, copies of notices of meetings of shareholders of the Company and proxy statements that are distributed by the Company to its shareholders. Shares allocated to a Participant's Account shall be voted in accordance with the Participant's signed proxy instructions delivered to the Depository Agent or as otherwise provided by law.

        15.    Death Benefits.    Upon the death of the Participant, his or her Account shall be paid as follows:

  (a)
  if the Participant's Plan benefits are in a joint account with the right of survivorship; then to the survivor; or

  (b)
  if there is no joint account with the right of survivorship, to the Participant's designated Beneficiary(is) who shall be the individual(s) named by the Participant on a written beneficiary designation form approved by the Company and filed with the Company prior to a Participant's death; or

  (c)
  if the Participant dies without a valid beneficiary designation, to the Participant's estate.

        16.    Reports.    The Depository Agent shall report the following information to each Participant for each month:

  (a)
  The aggregate total amount contributed by the Participant and the Employer pursuant to the Plan;

  (b)
  The total number of Shares purchased during the Purchase Period; and

  (c)
  The total number of Shares allocated to the Participant's Account,

        17.    Administration.    The Board, or a committee named by the Board, shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board's determinations made in good faith on matters referred to in this Plan shall be final, binding and conclusive on all persons having or claiming any interest under this Plan. No member of the Board of Directors or a committee named by the Board shall be liable of any action or determination made in good faith with respect to the Plan.

        18.    Transferability.    Neither payroll deductions credited to a Participant's account nor any rights with regard to any right to purchase Shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in Section 15) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw Shares for purposes of Sections 5 (b) and 12.

        19.    Use of Funds.    All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such amounts from its other assets.

        20.    Notices.    All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

        21.    Amendment or Termination.    The Company reserves the right, in its discretion, to amend this Plan in any respect whatsoever. The Company may terminate this Plan at any time.

        22.    Miscellaneous.    Each Participant shall be deemed to have accepted all the conditions of this Plan and the terms and conditions set forth by the Depository Agent and shall be fully bound thereby.

        23.    Governing Law.    This Plan shall be construed in accordance with the laws of the State of Minnesota.

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HAWKINS, INC. EMPLOYEE STOCK PURCHASE PLAN As Amended and Restated Effective May 1, 2002